CENTERPLATE, INC.
September 7, 2005
Mr. Paul MacPhail
241 Lumber Street
Hopkinton, MA 01748
Dear Paul:
     It is my pleasure to confirm the Board of Directors’ offer for you to join Centerplate (the “Company”) as Chairman and Chief Executive Officer effective on or before September 12, 2005.
     Your base salary will be $700,000 calculated on an annualized basis and paid in bi-weekly installments, minus appropriate deductions. You will be entitled to four (4) weeks of vacation in each annual period. You will participate in the Company’s Annual Bonus Plan and the Long-Term Performance Plan, the terms and conditions of which will be provided under separate cover and were previously in place for the former CEO. You will be eligible for a company-leased automobile in accordance with the Company’s automobile policy.
     You will have the option of enrolling in our health and welfare benefit programs, effective October 1, 2005. We offer medical, dental and vision insurance coverage, group life insurance, short term disability, long term disability and supplemental life insurance. After one year of continuous service, you will become eligible to enroll in the 401(k) retirement and savings program in the first available enrollment period. You will receive information explaining these programs and enrollment requirements directly from Human Resources. As you know, in the ordinary course of business, pay and benefit plans continue to evolve as business needs and laws change. To the extent it becomes necessary or desirable to change any of the plans in which you participate, such changes will apply to you as they do to other employees.
     The Company will pay your relocation costs associated with your move from Hopkinton, Massachusetts to either Stamford, Connecticut or Spartanburg, South Carolina. A relocation package will be provided under separate cover.
     In the event of a change of control (as defined below) that results in the involuntary termination of your employment or the Company’s assignment of you, without your consent, to a position, responsibilities or duties of a materially lesser status or degree of responsibility than your position, responsibilities or duties as of the date of your initial employment, you will be eligible for severance in the amount of two years’ base salary, as determined by your base

Mr. Paul MacPhail
September 7, 2005

compensation at the time. A “change of control” shall be deemed to occur if: (a) any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company; (b) there is a change in the composition of a majority of the Board of Directors of the Company within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% of the combined voting power of the then outstanding securities of the Company; or (c) there is a sale of substantially all of the assets of the Company and/or its operating subsidiaries.
     You agree that, during your employment by the Company and for two years after the end of such employment, you shall not, without the prior consent of the Company’s Board of Directors, directly or indirectly, (a) act as an officer, partner, employee or equity-holder of any enterprise or business involved primarily in providing food services in a manner similar to that provided by the Company in those states within the United States in which the Company is, at the time of termination of employment, conducting its business; or (b) hire, solicit or encourage to leave the employ of the Company or any of its subsidiaries any person who is then an employee of any of such companies. Nothing in this paragraph shall prohibit you from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business. As used herein, “food services” shall include the sale or provision of dining services or vending services at stadiums, ballparks, convention centers, concert halls, theaters, seaports, golf courses, arenas, race tracks, parks, bandstands or other recreational venue customers.
     You acknowledge that you have acquired and will acquire information respecting the business and affairs of the Company, its subsidiaries and affiliates which is non-public, confidential and/or proprietary in nature (“Confidential Information”). Accordingly, you shall keep confidential and not disclose to any person or use (except as required in the conduct of the business of the Company in the ordinary course and consistent with past practice) all such Confidential Information, except as required by law (provided prior written notice thereof is given by you to the Company) or with the Company’s written consent, unless such information is known generally to the public or the trade (through sources other than your unauthorized disclosure). Upon termination of your employment for any reason, you shall deliver to the Company all Confidential Information (in any form, including, but not limited to, electronic media) in your possession or subject to your control that belongs to the Company.
     It is understood that your employment with the Company is to be “at will” and either you or the Company may terminate the employment relationship at any time without cause. Your employment with the Company will also be subject to completion of a satisfactory background check and of the Company’s current employment forms.

Mr. Paul MacPhail
September 7, 2005

     If you agree with and accept the terms of this offer of at-will employment, please confirm your acceptance by returning a signed copy of this letter to me. On behalf of all of us at Centerplate, let me extend a warm welcome. We are confident that your employment with Centerplate will prove mutually beneficial.

Very truly yours, CENTERPLATE, INC.
By:	/s/ David Williams
	Name:	David Williams
	Title:	Acting Chairman of the Board of Directors

Agreed and accepted
this 7th day of September, 2005

/s/ Paul W. MacPhail

Paul W. MacPhail